Exhibit 99.1
FOR IMMEDIATE RELEASE
LCC Contact:
Nancy Feeney
Director of Marketing Communications
and External Relations
nancy_feeney@lcc.com
+1 703.873.2077
LCC International Appoints New Board Member, Mark Slaven
MCLEAN, VIRGINIA, January 2, 2008 — LCC International, Inc., (NASDAQ: LCCI), a leader in advanced wireless services and solutions, is pleased to announce the appointment of Mr. Mark Slaven to the Company’s Board of Directors effective December 26, 2007.
Mr. Slaven has served as the Chief Financial Officer and Treasurer of Cross Match Technologies, Inc. since October 2005. From October 2004 until August 2005, Mr. Slaven served as Chief Financial Officer of Spectrasite Communications, Inc., a large North American wireless communications tower operator. In June 1997, Mr. Slaven joined 3Com Corporation, a networking solution provider, where he served as a Vice President until June 2002, at which time he was promoted to Chief Financial Officer and served in such capacity until August 2004. Prior to that time, he held a variety of senior financial management positions at Lexmark International, Inc. and International Business Machines Corporation. He also practiced as an engineer with General Dynamics Corporation.
“Mark brings a wealth of valuable business and financial expertise to LCC. His broad wireless and communications industry knowledge combined with his experience in executing effective growth strategies for companies makes him a valuable addition to the LCC board,” said Dean Douglas, President and Chief Executive Officer of LCC. “We look forward to benefiting from Mark’s expertise and insight as we continue to execute on LCC’s growth strategy.”
About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com.
Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:
Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.
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